EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan of ViroLogic, Inc., and the NQ03 Stock Plan Non-Statutory Stock Option Agreement and the Amended and Restated 1997 Stock Plan of ACLARA BioSciences, Inc. of our report dated February 6, 2004 (except for Notes 7 and 11, as to which the date is March 22, 2004), with respect to the financial statements and schedule of ViroLogic, Inc. included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Palo Alto, California

December 16, 2004